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                       Consent of Independent Accountants
                       ----------------------------------


The Board of Directors
Vitesse Semiconductor Corporation

We consent to incorporation by reference in the registration statement (No. 333- 53463) on Form S-8 of our report dated October 14, 1998, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended September 30, 1998, and related schedule, which report appears in the September 30, 1998 annual report on Form 10-K of Vitesse Semiconductor Corporation.


                                                (signed) KPMG PEAT MARWICK LLP


Los Angeles, California
December 21, 1998